Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN, dated as of March 5, 2020 (this “Amendment”), is made and entered into by and between The Meet Group, Inc., a Delaware corporation (the “Company”), and Action Stock Transfer Corporation, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Tax Benefits Plan (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Tax Benefits Preservation Plan, dated as of October 4, 2019 (the “Tax Benefits Plan”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with eHarmony Holding, Inc., a Delaware corporation (“Parent”), Holly Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and NCG NuCom Group SE, a European stock corporation, solely for the purpose of guaranteeing Parent’s obligations under the Merger Agreement as set forth therein, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, it is necessary and desirable to amend the Tax Benefits Plan such that the Tax Benefits Plan is rendered inapplicable to the Merger Agreement, the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement, the public announcement and/or disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger, and the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 26 of the Tax Benefits Plan provides that the Company may, by action of the Board, in its sole discretion, and the Rights Agent shall, if the Company so directs, prior to the Close of Business (as defined in the Tax Benefits Plan) on the tenth (10th) calendar day after the Stock Acquisition Date (as defined in the Tax Benefits Plan), and except as otherwise provided in such Section 26, supplement or amend any provision of the Tax Benefits Plan in any respect without the approval of any holders of Rights or the Common Stock; (ii) as of the date hereof, a Stock Acquisition Date has not occurred; (iii) pursuant to the terms of the Tax Benefits Plan and in accordance with Section 26 thereof, the Company has directed that the Tax Benefits Plan should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement; and (iv) pursuant to Section 26 of the Tax Benefits Plan, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 26 of the Tax Benefits Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Tax Benefits Plan and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Tax Benefits Plan is amended by inserting the following as a new paragraph at the end of such section:

“Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, neither eHarmony Holding, Inc., a Delaware corporation (“Parent”) nor Holly Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”) nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of, (i) the approval, adoption, execution, delivery, and/or amendment of the Agreement and Plan of Merger, dated as of March 5, 2020, by and among the Company, Parent, Merger Sub and NCG NuCom Group SE, a European stock corporation (the “Merger Agreement”); (ii) the public announcement and/or public disclosure by any Person of the Merger Agreement or any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement); and (iii) the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (the foregoing actions being referred to as the “Permitted Events”).”

2. Amendment to Definition of “Beneficial Owner” and “Beneficially Own.” The definitions of “Beneficial Owner” and “Beneficially Own” in Section 1(d) of the Tax Benefits Plan are amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(d) or this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be a ‘Beneficial Owner’ of, or to ‘Beneficially Own,’ any Common Stock or other securities of the Company solely by virtue of, or as a result of, any Permitted Event.”

3. Amendment to Definition of “Distribution Date.” The definition of “Distribution Date” in Section 1(n) of the Tax Benefits Plan is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(n) or this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

4. Amendment to Definition of “Expiration Date.” The definition of “Expiration Date” in Section 1(t) of the Tax Benefits Plan is hereby deleted in its entirety and restated to read as follows:

““Expiration Date” shall mean the earliest of (i) the date on which all of the Rights are redeemed as provided in Section 22; (ii) the date on which the Rights are exchanged as provided in Section 23; (iii) the consummation of a reorganization transaction entered into by the Company resulting in the imposition of stock transfer restrictions that the Board, in its sole and absolute discretion, determines will provide protection for the Company’s Tax Benefits similar to that provided by this Agreement; (iv) the effective time of the repeal of

Section 382 (but excluding the repeal or withdrawal of any Treasury Regulations thereunder), or any other change, if the Board determines, in its sole and absolute discretion, that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits; (v) such time that the Board determines, in its sole and absolute discretion, that this Agreement is no longer necessary to preserve the Tax Benefits; (vi) the beginning of a taxable year of the Company to which the Board determines, in its sole and absolute discretion, that no Tax Benefits may be carried forward; (vii) such time that the Board determines, in its sole and absolute discretion, prior to the time any Person becomes an Acquiring Person, that this Agreement and the Rights are no longer in the best interests of the Company and its stockholders; and (viii) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.”

5. Amendment to Definition of “Stock Acquisition Date.” The definition of “Stock Acquisition Date” in Section 1(nn) of the Tax Benefits Plan is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(nn) or this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

6. Amendment to Definition of “Triggering Event.” The definition of “Triggering Event” in Section 1(uu) of the Tax Benefits Plan is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(uu) or this Agreement to the contrary, a Triggering Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

7. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Tax Benefits Plan is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 11(a)(ii) or this Agreement to the contrary, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

8. Amendment to Section 29. Section 29 of the Tax Benefits Plan is amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) or any Person any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

9. Notice of the Effective Time. The Tax Benefits Plan is amended to add a new Section 37, which shall read in its entirety as follows”

“Section 37. Notice of the Effective Time. The Company shall promptly notify the Rights Agent upon the occurrence of the Effective Time (as defined in the Merger Agreement).”

10. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

11. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 26 of the Tax Benefits Plan and directs the Rights Agent to execute this Amendment.

12. Effect of Amendment. Except as expressly amended herein, all other terms and conditions of the Tax Benefits Plan shall remain in full force and effect and otherwise shall be unaffected by virtue of this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Tax Benefits Plan. Upon and after the effectiveness of this Amendment, each reference in the Tax Benefits Plan to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Tax Benefits Plan, and each reference in any other document to “the Tax Benefits Plan,” “thereunder,” “thereof” or words of like import referring to the Tax Benefits Plan, shall mean and be a reference to the Tax Benefits Plan as modified hereby.

13. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Tax Benefits Plan, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Tax Benefits Plan pertaining to the matters covered by this Amendment.

15. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction; provided, however, that all provisions of this Amendment regarding the rights, duties, and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

16. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

17. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

18. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

19. Effectiveness. This Amendment shall be deemed effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to the Tax Benefits Plan to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

THE MEET GROUP, INC.

By:	/s/ Frederic Beckley
Name:	Frederic Beckley
Title:	General Counsel & EVP Business Affairs

ACTION STOCK TRANSFER CORPORATION

By:	/s/ Justeene Blankenship
Name:	Justeene Blankenship
Title:	President

[Signature Page to Amendment No. 1 to Tax Benefits Preservation Plan]